EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and FRITS VAN PAASSCHEN (“Executive”), and is dated as of August 31, 2007.

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Executive’s employment with the Company shall begin as soon as practicable but no later than September 24, 2007. The date Executive’s employment commences shall be known as the Effective Date.

1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer and President and in such other positions as the parties mutually may agree. Executive acknowledges that his prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. As Chief Executive Officer and President, Executive shall be the senior-most executive officer of the Company, reporting directly to the Board, with the duties, responsibilities and authority customarily associated with and consistent with such position.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in Paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such positions as well as such additional duties and services appropriate to such positions which the parties mutually may agree upon from time to time. Except due to periods of business-related travel, Executive agrees to perform his duties from the Company’s White Plains, New York offices (hereinafter “Company Headquarters”) and to be regularly and consistently present at Company’s Headquarters during business hours. Additionally, commencing as of the Effective Date Executive shall be nominated, appointed and shall serve on the Company’s Board of Directors, subject to the Company’s customary procedures and conditions to Board membership, including shareholder re-election.

1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock) and (b) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder. It is acknowledged and agreed that Executive may not serve during the Term (as defined in Section 2) as a director of any board of which he is not already a member without the prior written approval of the Board; however, Executive may continue to serve on any board of which he was already a member as of the Effective Date of this Agreement.

ARTICLE 2:

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated, the term of this Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms of this Employment Agreement (hereinafter “Agreement”), from year to year thereafter (the “Term”), unless either party provides 180 days written notice of his or its desire to cancel this Agreement.

2.2 Company’s Right to Terminate.

(a) Notwithstanding the provisions of Paragraphs 2.1 and 4.1, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 consecutive days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with reasonable accommodation, on a full-time basis during such period (“Disability”);

(iii) for Cause;

(iv) without Cause in the sole discretion of the Board.

(b) As used in this Agreement, the term “Cause” shall mean the occurrence of any of the following events during the Term: (i) fraud, misappropriation or embezzlement with respect to the Company (or any subsidiary); (ii) sexual (or other forms of) harassment in connection with Executive’s duties; (iii) Executive’s refusal to follow the reasonable directions of the Board; (iv) intoxication with alcohol or due to unlawful consumption of drugs while on the Employer’s premises or while performing services on behalf of the Company at any other place; (v) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle that does not involve an accident involving injury to a third party); (vi) engaging in an act of willful gross misconduct or willful gross negligence in connection with the Company’s business; (vii) Executive’s material breach of the Agreement, including the confidentiality, nonsolicitation, noncompetition and other covenants contained herein; (viii) Executive’s failure to observe and comply with the Company’s Code of Conduct and ethics codes; (ix) Executive’s substantial or continuous failure to observe and comply with the Company’s policies or codes; and/or (x) Executive’s breach of a material Company policy or code; provided, however, in the case of clauses (iii), (vii), (viii), (ix), and (x), no action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board and (2) where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving a written notice (“Cause Notice”) identifying in reasonable detail the nature of such Cause. If Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement:

(a) for “Good Reason”, which shall mean, without Executive’s consent, (i) a reduction (x) in Executive’s Base Salary as provided for under this Agreement, (y) target annual bonus opportunity percentage or (z) target long-term incentive opportunity award value; (ii) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities (for the avoidance of doubt, including Executive’s serving as Chief Executive Officer of the Company (or its successor) at any time during which the common stock of the Company is not publicly listed for trading on a United States national stock exchange or NASDAQ national market); (iii) Executive being required to relocate to a principal place of employment more than thirty-five (35) miles from the Company’s principal offices as of the Effective Date; (iv) the Company’s material breach of the Agreement; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction; provided, that in the case of clauses (i) or (ii), Good Reason shall not include an inadvertent and isolated act in good faith which is cured by the Company within 30 days after receipt by the Company of written notice from Executive identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder; provided further, that if Executive does not deliver to the Company a notice of termination within the sixty (60) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.

(b) without Good Reason, in the sole discretion of Executive.

2.4 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time, it or he shall do so by giving no less than 15 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be December 31 of any year) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3:

COMPENSATION AND BENEFITS

3.1 Base Salary; Sign-On Bonus.

(a) Commencing on the Effective Date, during the period of this Agreement, Executive shall receive an annual base salary (“Base Salary”) equal to $1,000,000 (partial years pro rated), which shall be subject to annual review, commencing with executive salary reviews occurring in 2008, and increase (but not decrease) in the discretion of the Board. Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly.

(b) On the Effective Date, as a one-time sign-on bonus, (i) the Company shall pay to Executive $1,500,000 in cash and (ii) award to Executive restricted stock units under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) having a face value on the Effective Date equal to $1,500,000, which shall fully vest on the grant date (subject to forfeiture as provided below) and be payable in shares of common stock of the Company (one share for each such unit), subject to share withholding for applicable withholding tax, within ten (10) days after the earliest of (x) the third anniversary of the Effective Date, (y) the date of termination of Executive’s employment for any reason and (z) the date of a “change in the ownership or effective control” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)). If Executive’s employment with the Company and all subsidiaries terminates for any reason during the first full calendar year of Executive’s employment and prior to the occurrence of a Change in Control (as defined below) of the Company, other than due to his death, Disability, involuntary termination by the Company without Cause or voluntary termination for Good Reason, Executive shall be obligated to repay the full amount of the foregoing cash sign-on bonus and he shall forfeit the award of restricted stock units, above.

3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.

(a) Annual Incentive Plan. During the Term of the Agreement, Executive shall participate in the Annual Incentive Plan for Certain Executives (“AIPCE”) maintained by the Company for senior executive officers at a level that is not less than the maximum participation level made available to any Company senior executive but consistent with the terms hereof. Such bonuses shall range from 0% to 300% of base salary based on performance versus objectives as set by the Board of Directors. Executive’s target bonus shall be 200% of base salary (hereinafter, “Target Bonus”). Executive shall be guaranteed in an amount not less than a pro rated $2,000,000 bonus for the year 2007, payable no later than March 31, 2008. An annual bonus shall not be deemed earned by Executive until the Company has determined Executive’s entitlement to such bonus in accordance with the AIPCE and Company procedures and practice then in effect. As of the date of this Agreement, the AIPCE provides that a portion of Executive’s annual bonus will be deferred and payable in Starwood stock or stock units. The current deferral portion of the bonus is 25% and is payable in Starwood stock having a value on the date of deferral equal to 133% of the amount deferred.

(b) Long Term Incentive Compensation.

(i) On the Effective Date, the Company shall award Executive, pursuant to the 2004 LTIP, a restricted stock award having a face value on the Effective Date of $3,750,000 and a stock option award having a value on the Effective Date of $1,250,000 (such value to be determined in accordance with the Company’s current methodologies for valuing stock option awards). Executive’s stock options shall have an exercise price equal to the Fair Market Value (as defined under the 2004 LTIP) of Company common stock on the Effective Date, an eight (8)-year exercise period, and shall vest at the rate of 25% per year commencing on the first anniversary of the Effective Date and on each of the succeeding three (3) anniversaries thereafter. Executive’s restricted stock shall vest as to 50% of the award on the third anniversary of the Effective Date and the remaining 50% of the award on the fourth anniversary of the Effective Date, provided that Executive is employed by the Company or a subsidiary at such time for such respective installment to so vest, except as otherwise provided herein. Share withholding shall apply to satisfy withholding tax on vested restricted stock, based on the Fair Market Value of Company common stock on the date of vesting. The stock option and restricted stock awards shall have such other terms and conditions as are set forth in the forms of stock option award and restricted stock award provided to Executive. Target grants shall be in the same proportion of restricted stock to stock options as to other senior executives of the Company.

(ii) Executive shall be eligible for long-term incentive grants pursuant to the 2004 LTIP (or successor plan) commencing with grants to other senior executives awarded in February 2008 and each year thereafter in the discretion of the Board (or a Committee thereof). Executive’s target-level annual long-term incentive grant opportunity in February 2008 shall not be less than $1,666,667 and in each year thereafter shall be not less than $5,000,000 (in each case such value is to be determined in accordance with the Company’s methodologies for valuing such awards at the time of any such award). Executive hereby agrees and acknowledges that the actual value of awards, if any, will be based upon Executive’s performance and the metrics used for other senior executives of the Company. Target grants shall be in the same proportion of restricted stock to stock options as to other senior executives of the Company.

(c) Nothing in the foregoing provisions of this Paragraph 3.2 shall be deemed to prevent the Board in its sole discretion from awarding any additional or other amounts of cash, restricted stock or options or other equity based awards in respect of any whole or partial year during the Term.

3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to the maximum available to any Company senior executive, but in any event not less than 4 weeks per calendar year, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave in accordance with standard Company policy.

3.4 Other Benefits.

(a) Other Company Benefits. Executive shall participate in, and be eligible to receive, all other benefits, including 401(k), medical, dental and disability plans coverage, as may be provided by the Company to other senior Executive employees from time to time pursuant to the terms and conditions of such benefit plans, programs and/or policies. Except as set forth herein, Executive shall not be entitled to receive any other benefits during the Term, unless expressly provided for and agreed to by the Company. The Executive shall be eligible to participate in the Company’s “StarShare” employee benefit programs and the Company 401(k) plan on the first day of the month following 90 days of employment. The Executive and his eligible dependents will be covered by these benefits as per the Executive’s coverage elections. The Company agrees to reimburse the Executive for any COBRA payments until the date the Executive becomes eligible for the Company’s health benefits. The Company will reimburse the Executive the difference between the applicable normal contribution rate with the Company and the Executive’s COBRA amount. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan or program of the Company, so long as such changes are similarly applicable to other senior executive employees. Following Executive’s separation from the Company, Executive shall receive notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at Executive’s and/or Executive’s dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subject to any applicable requirements for continuation of coverage as set forth by COBRA. The Company agrees to continue Executive’s participation in the Company’s health, dental and vision benefit plans for Executive and his spouse and other covered dependents for a period of two years following Executive’s employment, at a premium cost to Executive equal to the amount charged to active senior executives of the Company for like coverage, which coverage shall run concurrently with Executive’s entitlement to COBRA continuation benefits, and which coverage shall be earlier reduced or terminated, as applies, at such time as Executive obtains comparable benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) for himself, his spouse and other covered dependents from a subsequent employer.

(b) Driver and Car Service. The Company will provide Executive the use of a driver and car service in the New York metropolitan area for business purposes (including commuting). Any such use of a Company-provided driver for non-business purposes shall be charged to Executive at the Company’s operating cost and shall be imputed to Executive as income and no other amounts will be imputed to Executive.

(c) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including reasonable dues and fees to industry and professional organizations, costs of entertainment and business development and business-related travel and to other locations on Company business. Executive shall be entitled to use first-class travel accommodations for such business-related travel. The Company shall pay Executive’s professional fees, up to a maximum of $50,000, incurred to negotiate and prepare this Agreement and all related agreements hereto.

(d) Company Aircraft. The Company shall make available to Executive a Company-owned or leased private aircraft for business-related travel and, when such aircraft is available, for personal use. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft. Executive shall generally have first priority among Company employees for business usage of Company aircraft. Executive’s use of Company aircraft for personal use shall be charged to Executive at the Company’s operating cost, except as otherwise agreed by the Company and Executive in writing; provided, however, the Company shall provide Executive up to $500,000 as a credit for personal use of aircraft during the first twelve (12) months of this Agreement, which shall be imputed to Executive as income in accordance with the Standard Industry Fare Level formula amount applicable under Treasury Regulation Section 1.61-21(g)(5).

(e) Relocation: On or within thirty (30) days after the Effective Date, Executive shall relocate himself to housing in the New York/Connecticut area. The Company shall reimburse Executive the reasonable costs of relocating his household from their current home in Denver, Colorado to a new residence by December 31, 2007 (or such later date that is on or before July 15, 2008 as may reasonably be required, notwithstanding Executive’s reasonable best efforts, to avoid unreasonable disruption with due regard for his family’s particular needs and considerations) in the New York/Connecticut area, including all physical relocation, househunting travel, real estate sale and purchase expenses (including brokers’ commissions), a $75,000 unitemized miscellaneous cash allowance, and a full gross-up for all taxes incurred in connection with such relocation (other than taxes on any gain on Executive’s sale of his residence).

3.5 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE 4:

EFFECT OF TERMINATION ON COMPENSATION

4.1 Separation Package.

(a) In the event Executive’s employment is terminated at any time either (A) by the Company without Cause under Paragraph 2.2(a)(iv) or (B) by Executive for Good Reason under Paragraph 2.3(a), then, subject to Paragraph 4.2, as and for a separation package the Company, Executive shall be entitled to:

(i) a lump sum severance payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus (determined without regard for any reduction of either such amount constituting Good Reason), which shall be paid within ten (10) days after the effectiveness of the release of claims provided under Paragraph 4.2, subject to the limitations under Item 32 (Policy on Severance Agreements with Certain Senior Executives) of the Starwood Hotels & Resorts Worldwide, Inc. Corporate Governance Guidelines as in effect on the date hereof (while such policy is in effect) (“Severance Limitation Policy”);

(ii) a pro rated portion of Executive’s annual bonus through the date of termination, earned and payable in accordance with, and subject to, the terms of the AIPCE based on actual results for the fiscal year of such termination (determined without regard for any exercise of negative discretion by the Board or applicable Committee thereof under the AIPCE that is applied disproportionately to Executive) as well as payroll policies in effect at the Company as if Executive were employed at the time, which shall be paid on the later of (x) ten (10) days after the effectiveness of the release of claims provided under Paragraph 4.2 or (y) the date such bonuses are paid to other senior executives for such fiscal year (but not later than two and one-half months after the last day of such fiscal year);

(iii) Executive’s stock options and restricted stock grants shall vest or not vest in accordance with the plan provisions and terms and conditions applicable to such equity award agreements; provided it is agreed by the parties that any unvested portion of Executive’s stock option and restricted stock grants awarded on the Effective Date shall not vest and shall be forfeited; and

(iv) the following payments and benefits (collectively, “Accrued Benefits”): (w) an amount equal to his unpaid Base Salary and any accrued and unpaid vacation pay through the date of termination which shall be paid on the next payroll date occurring on or following the date of termination, (x) any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination which shall be paid when bonuses for such completed fiscal year are paid to senior executives, (y) unreimbursed expenses which shall be payable in accordance with Company policy, and (z) such other benefits that may be owed to Executive which shall be payable in accordance with the Company’s applicable plans, programs or policies.

(b) In the event Executive’s employment under this Agreement is terminated because of the death or Disability of Executive under Paragraph 2.2(a)(i) or 2.2(a)(ii), then, subject to Paragraph 4.2, as and for a severance package, then the Company shall provide to Executive or, if he is deceased, the legal representative of his estate: (i) Executive’s Accrued Benefits; (ii) a pro rated portion of a Target Bonus through the date of termination, payable in accordance with, and subject to, the terms of the AIPCE as well as payroll policies in effect at the Company as if Executive were employed at the time, which shall be paid within ten (10) days after the effectiveness of the release of claims provided under Paragraph 4.2; and (iii) the unvested portion of Executive’s stock options, restricted stock and other equity and long-term incentive grants shall immediately fully vest as of the date of the termination of Executive’s employment and his stock options shall be exercisable upon the earlier of (i) one (1) year following the date of termination of employment or (ii) the original expiration date of such option.

(c) In the event Executive’s employment is terminated at any time by the Company without Cause or by Executive for Good Reason (A) within twelve (12) months after a Change in Control (as defined below) or (B) at any time prior to but in contemplation of, or at the direction of a third-party respecting, a Change in Control, then, subject to Paragraph 4.2, as and for a separation package, the Company shall provide to Executive:

(i) a lump sum severance payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus (determined without regard for any reduction of either such amount constituting Good Reason), which shall be paid within ten (10) days after the effectiveness of the release of claims provided under Paragraph 4.2, subject to the Severance Limitation Policy;

(ii) for the twenty-four (24) month period immediately following the date of termination, the Company shall arrange to provide Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of termination or, if more favorable to the Executive, those provided to Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to Executive than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Paragraph 4.1(c)(ii) shall be reduced to the extent benefits of the same type are received by the Executive from another employer during the twenty-four (24) month period following the Executive’s termination of employment; provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason;

(iii) the unvested portions of all other restricted stock, stock options and other long-term incentive awards will become immediately fully vested upon such termination and all such awards then subject to performance conditions over a performance period that had not then concluded shall be deemed earned, vested and payable at the maximum level of performance thereunder;

(iv) all unvested 401(k) contributions in Executive’s 401(k) account shall immediately vest or the Company shall pay Executive an amount equal to any such unvested amounts that are forfeited by reason of the Executive’s termination of employment and paid within ten (10) days after the effectiveness of the release of claims provided under Paragraph 4.2; and

(v) Executive’s Accrued Benefits.

(d) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”), or any successor provision thereof, or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(ii) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of any such Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), delivers an opinion to Executive that such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless Tax Counsel delivers an opinion to the Executive that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of all noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purpose of determining the amount of the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of employment termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated Date for purposes of this Paragraph 4.1(d)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) In the event that the Excise Tax is finally determined to the less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up payment to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), to the extent that such repayments results in a reduction in the Excise Tax and a dollar for dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined, pursuant to an administrative or judicial proceeding, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(e) As used in this Agreement, “Change in Control” means:

(i) Any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)), of 33-1/3 percent or more of either (i) then outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”), the “Outstanding Shares”) or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, (A) any acquisition by the Company or (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66-2/3 percent of, respectively, the outstanding             shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 33-1/3 percent or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33-1/3 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(f) Anything herein to the contrary notwithstanding, it is intended that this Agreement shall comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent including, without limitation, any required postponement of up to six (6) months of any payment (excluding payments that do not constitute a “deferral of compensation”) to Executive upon a “separation from service” while he is a “specified employee” (within the meanings of such terms under Treasury Regulation Section 1.409A-1) as may be required pursuant to Section 409A(a)(2)(B)(i) of the Code. In the event that any payment or benefit under this Agreement is determined by the Company to be in the nature of a “deferral of compensation” under Section 409A of the Code, the Company and Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury Regulations thereunder. To the extent that any payment or benefit under this Agreement is modified by reason of this Paragraph 4.1(f), it shall be modified in a manner that complies with Section 409A and preserves to the maximum possible extent the economic costs or value thereof (as applies) to the respective parties (determined on a pre-tax basis).

4.2 Liquidated Damages. The parties agree that the above severance package shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive or the Company. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures and Executive shall not be obligated to mitigate any amounts or benefits owed to him by seeking other employment or ventures. Notwithstanding the foregoing, upon any termination of Executive’s employment and the Company’s payment to Executive of the amounts required to be paid under Paragraph 4.1 (other than his Accrued Benefits), Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, the Company in the form attached hereto as Exhibit 4.2 (adjusted as necessary to conform to then existing legal requirements); and all payments and benefits provided under the above Paragraph 4.1 (other than Executive’s Accrued Benefits) shall be subject to Executive’s execution and non-revocation of such a release.

4.3 Rights on Termination for Cause or Without Good Reason. No severance payments shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason; provided, however, that Executive shall be paid his Accrued Benefits, specifically excluding for purposes of Paragraph 4.3 any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination.

ARTICLE 5:

REPRESENTATIONS AND WARRANTIES;

NON-COMPETE AND NON-SOLICITATION

5.1 Representations and Warranties.

(a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).

(b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all options, restricted stock and restricted stock units described in Article 3.

5.2 Non-Compete and Non-Solicitation.

(a) General. Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of 24 months thereafter (the “Noncompetition Period”), Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business in any geographic area in which, as of the date of termination of Executive’s employment, the Company or any of its subsidiaries is engaged or planning to be engaged. As used herein, “Competitive Business” shall mean any business engaged in the hotel, hospitality or timeshare businesses, as well as any corporation, partnership or other entity that derives 33% or more of its total earnings before interest, taxes, depreciation and amortization (determined, as of the Effective Date, in accordance with generally accepted accounting principals consistently applied) from the hotel, hospitality or timeshare businesses. Nothwithstanding, Executive may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock.

(c) Nonsolicitation. Executive further agrees that during the Noncompetition Period, Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, other than the Company, hire, employ, retain or solicit the hire, employment or retention of any managerial level employee of the Company or its affiliates (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company), or any person who was such an employee at any time during the twelve (12) month period preceding Executive’s termination of employment with the Company or its affiliates, or otherwise persuade, induce or encourage, or attempt to persuade, induce or encourage any such person or consultant to the Company to terminate his, her or its relationship with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

(d) Exceptions. Nothing in this Paragraph 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company; (ii) an owner of not more than five percent of the outstanding stock of any class of a corporation whose securities are publicly traded so long as Executive has no active participation in the business of such corporation; and (iii) an owner of any single asset hotels.

(e) Reformation. If, at any time of enforcement of this Paragraph 5.2 the Arbitrator (as defined in Paragraph 6.1(a)) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize the Arbitrator to increase or broaden any of the restrictions in this Paragraph 5.2.

5.3 Confidentiality. Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by Executive to perform properly Executive’s duties under this Agreement. Promptly following the end of the Term, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof). Subject to the Company’s right of inspection to ensure that no Confidential Information is contained therein, Executive’s rolodex or other tangible or electronic address book shall be deemed Executive’s personal property.

5.4 Non-Disparagement: Executive shall not make any verbal or written statements to any person or organization (including, but not limited to, members of the press and media, present and former officers and directors, employees, contractors, customers and agents of Company, any future employers of Executive and/or other members of the public) which materially denigrate, disparage, defame or otherwise adversely affect the Company, its directors, officers, employees and/or agents. The Company shall not make any verbal or written statements to any person or organization (including, but not limited to, members of the press and media, present and former officers and directors, employees, contractors, customers and agents of Company, any future employers of Executive and/or other members of the public) which materially denigrate, disparage, defame or otherwise adversely affect Executive.

5.5 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

5.6 Sale of Stock: Executive shall not sell any stock owned by Executive while Executive serves as Chief Executive Officer, except (and only to the extent permitted under applicable securities laws) as may be withheld for taxes, (a) during the first 24 months of the Effective Date; (b) without consultation with the Board of Directors following the first 24 months of the Effective Date, and (c) without otherwise complying with all policies concerning the sale of stock then in effect at the Company.

5.7 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Paragraphs 5.2, 5.3, 5.4 or 5.5 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of New York in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

ARTICLE 6:

ARBITRATION

6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the Employment Arbitration and Mediation Rules and Procedures of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall reimburse the Company for his legal fees and expenses paid by the Company if the arbitrator finds that Executive brought an action in bad faith.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in New York, New York.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Paragraph 6.1, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Article 6.

ARTICLE 7:

MISCELLANEOUS

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to:

Robert F. Simon
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Facsimile: (312) 609-5005

Copies of all notices given to the Company shall be sent to:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Attention: Chief Administrative Officer and General Counsel

Facsimile: (914) 640-8240

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfaction in form and substance to Executive all of the Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In the event that Executive dies before all amounts payable under this Agreement have been paid, all remaining amounts shall be paid to the beneficiary specifically designated by Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to Executive’s personal representative or estate.

7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

7.10 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and from the Board of Directors of the Company and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing.

7.11 Indemnification.

(a) In addition to any additional benefits provided under applicable state law, as an officer and/or director of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer and/or director of the Company), (ii) the Indemnification Agreement between the Company and Executive (the ‘Indemnification Agreement”) dated as of the Effective Date.

(b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Paragraph 7.11 are intended to protect and indemnify him against.

(c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.

7.12 Survival. The provisions of Articles 4, 5, and 6, and Paragraph 7.11, shall survive a termination of this Agreement and a termination of Executive’s employment, as well as such provisions of Article 7 as are necessary to effectuate the intent of the parties thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By: /s/ Bruce Duncan

Name: Bruce Duncan

Its:Chairman of the Board

FRITS VAN PAASSCHEN

/s/ Frits Van Paasschen

Frits Van PaasschenEXHIBIT 4.2

to

Employment Agreement dated August 31, 2007

between Frits Van Paasschen

and

Starwood Hotels & Resorts Worldwide, Inc.

GENERAL RELEASE

This General Release (this “Release”) is executed by Frits Van Paasschen (“Executive”) pursuant to Paragraph 4.2 of the Employment Agreement between Starwood Hotels & Resorts Worldwide, Inc., dated August 31, 2007 (the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has been given the opportunity to consider this Release for 21 days;

WHEREAS, the Company advised Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the consideration to be provided to Executive under the Employment Agreement is sufficient to support this Release; and

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement and this Release as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on      , and Executive has and will receive the payments and benefits set forth in Paragraph [Insert 4.1 or 4.3 depending on the manner of termination] of the Employment Agreement in accordance with the terms and subject to the conditions thereof, as more particularly set forth on Appendix I hereto.

2. Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in Article 4 or in Article 7 of the Employment Agreement or any vested benefit pursuant to any employee benefit plan of the Company. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

3. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN PARAGRAPH 7.1 OF THE EMPLOYMENT AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO PARAGRAPHS 4.1(a) AND 4.1(b) OF THE EMPLOYMENT AGREEMENT OTHER THAN HIS ACCRUED BENEFITS.

5. The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

6. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.

7. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

8. This Release inures to the benefit of the Company and its successors and assigns.

9. In the event of any dispute or controversy arising under this Release, Article 6 of the Employment Agreement shall be applicable.

FRITS VAN PAASSCHEN
Date: _______________	—

APPENDIX I

[Insert applicable Article 4 separation payments and benefits]